Exhibit 10.1

EXECUTIVE SEVERANCE POLICY

As adopted December 13, 2010

1.	General.

(a)	The purpose of this Executive Severance Policy (the “Policy”) is to provide specified benefits to Participants in order to induce the Participants to remain employed by the Company.

(b)	Capitalized terms used in this Policy shall have the meanings set forth in this Policy.

(c)	This Policy does not obligate the Company to continue to employ a Participant for any specific period of time, or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between the Company and a Participant, the Company may assign a Participant to other duties, and either a Participant or the Company may terminate a Participant’s employment at any time for any reason.

2.	Definitions.

(a)	“Applicable Severance Period” means the following periods for the indicated Participants:

(i)	Chief Executive Officer – a period of twelve (12) months;

(ii)	Chief Financial Officer – a period of twelve (12) months;

(iii)	Senior Vice President – a period of nine (9) months, plus one month for each full year of service as an officer of the Company, up to a maximum period of twelve (12) months; and

(iv)	Vice President – a period of six (6) months, plus one month for each full year of service as an officer of the Company, up to a maximum period of nine (9) months.

(v)	Other Participants – the Compensation Committee of the Board is authorized to approve severance compensation based on periods different from those specified above in connection with the hiring or appointment of employees that would otherwise be “Participants” under this Policy.

(b)	“Board” means the Board of Directors of the Company; “Compensation Committee” means the Compensation Committee of the Company.

(c)	“Cause” means a termination of employment resulting from a good faith determination by the Company that:

(i)	the Participant has willfully failed or refused in a material respect to follow any code of business conduct implemented by the Company or the reasonable policies or directives established by the Company; or

(ii)	the Participant has willfully failed or refused to satisfactorily perform such material duties or obligations of his or her employment (other than any such failure resulting from the Participant’s Disability) after the Company has delivered to the Participant a written demand for performance which describes the specific material deficiencies in Participant’s performance and the specific manner in which the Participant’s performance must be improved and which provides thirty (30) business days from the date of the notice (or such longer period as set forth in the notice) to remedy such performance deficiencies; or

(iii)	there has been an act by the Participant involving misconduct, including without limitation a conviction of or the entering into a plea of guilty or nolo contendere to a felony, which could reasonably be expected to have an adverse impact on or cause material damage to the Company, or which constitutes a material misappropriation of the assets of the Company; or

(iv)	the Participant has engaged in an unauthorized disclosure of confidential information which could reasonably be expected to have an adverse impact on or cause material damage to the Company; or

(v)	the Participant, while employed by the Company, has performed services for another company or person which competes with the Company, without the prior written approval of the Company; or

(vi)	the Participant has breached one or more of his or her material obligations hereunder.

Any action under (i), (iv), or (vi) above that is curable without material detriment to the Company will not constitute Cause if corrected within thirty (30) days following written notice to such Participant from the Company, such notice to state with specificity the nature of the action or failure.

(d)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” means Cray Inc., a Washington corporation, and if the context reasonably requires, any subsidiary of the Company, and any successor that assumes this Policy.

(g)	“Compensation” means the sum of Base Salary and Incentive Compensation.

(i)	The term “Base Salary” means the highest per pay period base salary rate that the Participant was paid by the Company in the twelve (12)-month period prior to the date of the notice of termination.

(ii)	For Participants other than the Chief Executive Officer and the Chief Financial Officer, the term “Incentive Compensation” means:

(A)	The Applicable Percentage (defined below) of such Participant’s target incentive award under the Company’s annual cash incentive compensation plan and any other cash incentive or bonus awards established by the Board for the calendar year in which the Participant’s Date of Termination occurs (assuming for this purpose that all conditions to payment at 100% of target awards and of other awards and bonuses, if any, have been satisfied), provided, that such incentive and bonus awards shall not include any retention awards or bonuses which by their terms are based substantially on continued employment for one or more specific time periods (for this purpose, the “Applicable Percentage” shall be (i) 25% of the target award if the Participant’s Date of Termination is between January 1 and March 31, (ii) 50% of the target award if the Participant’s Date of Termination is between April 1 and June 30, (iii) 75% of the target award if the Participant’s Date of Termination is between July 1 and September 30 or (iv) 100% of the target award if the Participant’s Date of Termination is between October 1 and December 31); and

(B)	If the Company or the Board has not established the Participant’s target incentive award for the calendar year in which the Participant’s Date of Termination occurs by the date of such Participant’s notice of termination, then the Participant’s “target incentive award under the Company’s annual cash incentive compensation plan and any other cash incentive or bonus awards established by the Board for the calendar year in which the Participant’s Date of Termination occurs” means the target incentive award under the Company’s annual cash incentive compensation plan and any other cash incentive or bonus awards established by the Company or the Board for the immediately preceding calendar year.

(iii)	For the Chief Executive Officer and the Chief Financial Officer, the term “Incentive Compensation” means:

(A)	100% of the Participant’s target award under the Company’s annual cash incentive compensation plan and any other cash incentive or bonus awards established by the Board for the calendar year in which such Participant’s Date of Termination occurs (assuming for this purpose that all conditions to payment at 100% of target awards and of other awards and bonuses, if any, have been satisfied), provided, that such incentive and bonus awards shall not include any retention awards or bonuses which by their terms are based substantially on continued employment for one or more specific time periods; and

(B)	If the Board has not established the annual cash incentive plan for the calendar year in which the Participant’s Date of Termination occurs by the date of such Participant’s notice of termination, then the term “Incentive Compensation” means 100% of the target incentive award in effect for such Participant under the cash incentive plan for the immediately preceding calendar year.

(h)	“Date of Termination” means, (unless the Company and the Participant agree to a different Date of Termination):

(i)	if the Participant’s employment is terminated by reason of death, the date of death,

(ii)	if the Participant’s employment is terminated by the Company for Cause, the date on which a notice of termination is given unless a subsequent Date of Termination is specified in such notice of termination, or

(iii)	if the Participant’s employment is terminated by the Company other than for Cause, or if the Participant’s employment is terminated by the Participant for Good Reason or without a claim of Good Reason, the date specified in the notice of termination.

(i)	“Disability” has the meaning given such term in the Company’s disability plans as in effect immediately prior to the date of the notice of termination, provided such definition also constitutes a disability within the meaning of Section 409A of the Code.

(j)	“Effective Date” means the date this Policy is approved by the Compensation Committee.

(k)	“Good Reason” means a material negative change in the employment relationship between the Participant and the Company, unless otherwise agreed to by the Participant, due to the following:

(i)	a material reduction in the Participant’s base salary, which for purposes of this Policy means a reduction by more than 10% (whether in one or a series of reductions) compared to the Participant’s base salary immediately prior to such reduction or series of reductions;

(ii)	a material reduction in the Participant’s annual cash target award as a percentage of base salary under the Company’s annual cash incentive plan (other than an across-the-board reduction applicable to all of the Company’s senior officers);

(iii)

solely with respect to the Chief Executive Officer, the Chief Financial Officer and officers who are considered Senior Vice Presidents for purposes of this Policy, a material diminution of such Participant’s authority, duties, or responsibilities (including reporting responsibilities) from the Participant’s authority, duties, or responsibilities, or the assignment to the Participant of any substantive duties or responsibilities which are inconsistent with such authority, duties, or responsibilities (in either case other than isolated, insubstantial or inadvertent actions which are remedied promptly after notice);

(iv)	the demotion of Participant’s title such that Participant is no longer eligible to be a “Participant” under this Policy.

(v)	a request by the Company for the Participant to relocate (except for office relocations that would not increase the Participant’s one-way commute by more than forty (40) miles); or

Notwithstanding the foregoing, a termination by an Participant shall not constitute termination for Good Reason unless the Participant shall first have delivered to the Company, not later than ninety (90) days after the occurrence of the event underlying the Participant’s claim that Good Reason exists, a notice of termination specifying the facts and circumstances supporting the Participant’s claim that Good Reason exists, and allow the Company a thirty (30) day cure period in which to correct such conditions. If the Company does not cure the Good Reason condition within such thirty (30) day cure period, the Participant must terminate employment with the Company within ninety (90) days of the end of the 30-day period.

(l)	“Participant” means any employee of the Company with the title of “Vice President” or higher.

3.	Termination and Resulting Compensation and Benefits.

(a)	Accrued Compensation in Connection with Termination of Employment. If the employment of a Participant terminates for any reason, Participant shall be entitled to receive the following through the Date of Termination:

(i)	The Participant’s Base Salary through the Date of Termination to be paid pursuant to the Company’s standard payroll procedures; and

(ii)	All other compensation and benefits earned but not yet paid at the Date of Termination and all benefits as may be provided under the Company’s insurance and other benefit plans, programs and arrangements as in effect on the date of the notice of termination, such compensation and benefits to be paid or provided in the normal course pursuant to such plans, programs and arrangements.

(b)

Annual Incentive Payments Upon Death, Disability, Termination Without Cause or Termination for Good Reason. If the employment of a Participant terminates due to termination of a Participant’s employment by the Company without Cause or by a Participant for Good Reason, or due to Participant’s Disability or death, then such Participant shall also be entitled to receive all amounts payable under the Company’s annual cash incentive plan for the calendar year immediately prior to the year in which the Date of Termination occurs that have not been paid to the Participant on or before the Date of Termination; provided, that if the Board has not approved the payment of any such amount for the immediately prior calendar year by the date of the applicable notice of termination, the Company will determine the amounts payable to the Participant under the annual cash incentive plan for that prior year in good faith and with no exercise of negative discretion except as is consistent with the exercise of such negative discretion for other similarly situated Participants of the Company whose employment has not been terminated (taking into account prior practice in determining such amounts), including without limitation any adjustments based on performance of defined operating measures in the applicable cash incentive plan, to be paid when the non-terminated officers receive their respective payments under such cash incentive plans, provided, further, that notwithstanding the foregoing, if the officers of the Company who were not terminated receive no incentive compensation award for the immediately preceding year because a condition to the payment of such awards under the cash incentive plan was not satisfied, then the incentive compensation for such year for the terminated Participant shall be zero.

(c)	Severance and Other Benefits in Connection with Termination for Without Cause or for Good Reason. If the employment of an Participant terminates due to termination of an Participant’s employment by the Company without Cause or by an Participant for Good Reason, then such Participant or the Participant’s estate shall be entitled to receive, in addition to the payments specified in Section 3(a) and (b), as severance pay and in lieu of any further salary, severance and benefits for periods subsequent to the Date of Termination, an amount equal to (i) his or her Base Salary multiplied by the Applicable Severance Period, (ii) the Participant’s Incentive Compensation and (iii) the benefits set forth in subsections 3(c)(ii)-(v) below, each to be paid as set forth below:

(i) (A)

Both the Base Salary component of Compensation and the Incentive Compensation component of Compensation will be paid in a single lump sum payment. The Compensation will be paid on the sixty-first (61st) day following the Date of Termination.

(B)	All payments of Compensation will cease if, while receiving these Compensation payments, the Participant becomes re-employed by the Company or any of its subsidiaries but such payments will continue if the Participant is employed by an unaffiliated employer.

(ii)	Benefits. The Company will continue to provide the following benefits in accordance with the Company’s policies and benefits generally applicable to U.S. employees:

(A)

For the Applicable Severance Period (or an additional period of up to eighteen (18) months from the Date of Termination, in the Administrator’s sole discretion), if the Participant elects to continue coverage under COBRA for medical, dental, vision and orthodontia benefits that the Participant and any dependents were receiving immediately prior to the Date of Termination, or any lesser level of benefits that the Participant elects, and if the Participant continues to pay the same dollar amount the

Participant was paying for premiums for such benefits immediately prior to the Termination Date, or what would have been the payment for such lesser level of benefits, the Company will pay the balance of such premiums, the 2% COBRA surcharge and all other related fees and charges, including any subsequent increases in the total premiums for such benefits; and

(B)	The Company will reimburse the Participant for the cost of an individual term life insurance policy on the Participant for the Applicable Severance Period (or an additional period of up to eighteen (18) months from the Date of Termination, in the Administrator’s sole discretion) with coverage up to the coverage amount provided by the Company to the Participant immediately prior to the notice of termination (currently a maximum of $500,000); if the Participant cannot reasonably obtain such a life insurance policy for reasons of insurability, then, pursuant and subject to the limitations of the Company’s group insurance plan then in effect, which may include a lower level of insurance coverage and a shorter term, the Participant may elect to convert his or her group coverage to individual coverage and the Company will pay the cost thereof, such conversion being effectuated no later than the time limits then applicable under the Company’s group insurance plan (currently thirty-one (31) days following the Date of Termination); provided that the Participant must submit appropriate evidence of such insurance and the premiums the Participant paid within three (3) months of obtaining such insurance, such reimbursement to be made in the Company’s normal course for reimbursement of expenses and in any event within 3 (three) months of receipt of the appropriate documentation and information;

provided, however, to the extent the Company adjusts or changes any or all of the medical, vision, orthodontia and life insurance benefits generally for employees in the United States, then the Company shall make a comparable adjustment in the benefits provided to the Participant; and provided further that the amounts shall be paid or reimbursed pursuant to Section 8 to the extent Section 8 applies to such payment or reimbursement.

(C)	Each of the benefits identified in this Section 3(c)(ii) will be provided for a period ending on the earlier of (I) the end of the Applicable Severance Period (or an additional period of up to eighteen (18) months from the Date of Termination, in the Administrator’s sole discretion), or (II) when the Participant is employed by an employer (including the Company) that provides medical, dental, vision, orthodontia and/or life insurance benefits, as the case may be, and the Participant is eligible to receive any such benefits. As part of the Participant’s termination, the Participant must agree to notify the Company promptly if he or she accepts employment with another employer and provide all relevant information regarding the benefits provided by such employer.

(iii)	All of the Participant’s outstanding stock options shall cease to vest upon the Date of Termination and all of the Participant’s outstanding stock options that are exercisable on the Date of Termination may be exercised any time before the earliest of (x) the respective expiration dates of the options, assuming that the Participant’s employment had not terminated, (y) the tenth anniversary of the original dates of grant of such options, or (z), the post-termination exercise period set forth in the applicable stock option agreement.

(iv)	If the Participant holds any restricted shares of the Company’s common stock (including any restricted shares issued in substitution or assumption of such shares as a result of a change of control), then the vesting of such shares shall be accelerated to the extent, if at all, provided by the terms of the agreement governing such restricted shares.

(v)	The Company will pay for outplacement services (Lee Hecht Harrison Executive Transition Services, or equivalent), with the Senior Executive Service program for the Chief Executive Officer, the Chief Financial Officer and Senior Vice Presidents, the ProSearch 6 program for a Vice President and the ProSearch 3 program for any other Participants, for a period ending the earliest of (x) when the Participant completes the outplacement services program, (y) when the Participant accepts employment with another employer, provided that the Participant commences such outplacement services within six (6) months following his or her Date of Termination. If the Company reimburses the Participant for such services, the Participant shall submit the expense to the Company within three (3) months of receipt of the statement for such services and the Company shall reimburse the Participant in its normal course for reimbursement of expenses and in any event within three (3) months of receipt of the statement and all other appropriate documentation and information.

(d)	Any purported termination of employment by the Company or by a Participant covered by this Policy shall be communicated by written notice of termination to the other party. Notwithstanding anything to the contrary in this Policy, (i) if at any time before the Date of Termination determined pursuant to this Policy with respect to any purported termination by the Participant of his or her employment with the Company, there exists a good faith basis for the Company to terminate the Participant’s employment for Cause, then the Company may, regardless of whether or not the Participant has given a notice of termination for Good Reason and regardless of whether or not Good Reason exists, terminate the Participant’s employment for Cause, in which event the Participant shall not be entitled to the compensation and benefits provided in this Policy, and (ii) if the Participant dies or the Participant’s employment is terminated based on Disability after the Participant has given notice of termination for Good Reason and before the Date of Termination and if it is subsequently finally determined that Good Reason existed as claimed by such Participant, then, nevertheless, termination of the Participant’s employment shall be deemed to have been due to death or Disability (and not due to Good Reason), and the Participant shall not be entitled to the compensation and benefits provided in this Policy other than those expressly set forth below or required by applicable law or other policies, programs and plans of the Company.

(e)	Notwithstanding anything else provided herein, with respect to any Participant that is not a U.S. employee, the Company may, in its sole discretion: (i) modify any of the payments and benefits in this Section 3 to account for any statutory severance or separation payments required by Participant’s local or applicable law; (ii) make adjustments to the Participant’s benefits to take into account the level and/or type of benefits the Participant is otherwise eligible to receive; and (iii) make any other equitable adjustments to the payments and benefits under this Policy to account for foreign laws or customs applicable to Participant.

4.	Release of Claims. Before making any payments and providing any benefits specified in Sections 3(b) or 3(c), the Company has the right to require the Participant to execute and return to the Company, no later fifty (50) days following the Participant’s Date of Termination, a termination agreement and general release of claims in a form acceptable to the Company and the expiration of any required revocation or waiting periods. The Company shall deliver the termination agreement and general release as soon as is reasonably practicable but no later than the earlier (i) of ten (10) business days following delivery of the notice of termination (unless mutually extended by the Participant and the Company) or (ii) the Date of Termination.

5.	Continuation of Confidentiality and Noncompetition Agreements. It is a condition to the Company’s obligation to continue paying Compensation and providing benefits under this Policy that the Participant, following termination of employment, comply with the terms of the Participant’s employee confidentiality or nondisclosure agreement, any noncompetition or non-solicitation agreements and all other agreements executed during the Participant’s employment or in connection with the Participant’s termination of employment.

6.	Administration. This Policy shall be administered by the Company through the Company’s Chief Executive Officer, Chief Financial Officer or the General Counsel and their designees, or such other person or persons as the Company may appoint (such person or persons are referred to as the “Administrator”).

7.	Amendment and Termination. The Company may modify and/or terminate this Policy in whole or in part and/or add or delete individuals covered by this Policy at any time and, prior to delivery of a notice of termination of his or her employment, no Participant has any vested rights under this Policy, provided, however, that this Policy vests and cannot be amended or terminated with respect to a Participant then covered hereby upon the occurrence of the earliest of the delivery of a notice of termination with respect to such Participant or a change of control (as defined in Section 409A of the Code) of the Company. Upon a change of control of the Company, the applicable salary, annual cash incentive plan and benefits described in this Policy shall be the higher of (i) the level of base salary, annual cash incentive plan targets and benefits at the time of the earlier of the delivery of the notice of termination or change of control, and (ii) the level of base salary, cash incentive plan targets and benefits immediately prior to a termination of employment, and provided, further, that the protection offered by this Section 7 shall terminate upon the earlier of (a) the action contemplated by change of control is abandoned and not consummated or (b) twenty-four (24) months have elapsed following the consummation of a change of control, if applicable.

8.	Section 409A. For purposes of this Policy, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder. Notwithstanding anything else provided herein, to the extent any payments provided under this Policy in connection with the Participant’s termination of employment constitute deferred compensation subject to Section 409A of the Code, and the Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from the Participant’s separation from service from the Company or (ii) the date of the Participant’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Participant including, without limitation, the additional tax for which the Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between the Participant’s termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent any payment under this Policy may be classified as a “short-term deferral” within the meaning of Section 409A of the Code, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A of the Code under another provision of Section 409A of the Code. Payments pursuant to this Policy are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. To the extent that any provision of this Policy is ambiguous as to its compliance with Section 409A and Section 409A of the Code applies to such provision, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any expense reimbursement or the provision of any in-kind benefit under this Policy is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

9.	Miscellaneous.

(a)	Notices. Notices and all other communications provided for in this Policy shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) business days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its corporate headquarters, attention of the General Counsel and to an Participant at the Participant’s last home address provided to the Company, except that notices of change of address shall be effective only upon receipt.

(b)	Successors. If an Participant should die while any amounts are still payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s devisee, legatee or other designee or, if there be no such designees, to the Participant’s estate.

(c)	Applicable Law. This Policy shall be interpreted and enforced in accordance with the internal laws of the State of Washington without reference to its conflicts of laws provisions.

(d)	Unfunded Obligations. The obligations of the Company under this Policy are funded from the Company’s general assets.

(e)	Arbitration. Any dispute or controversy arising under or in connection with this Policy shall be settled exclusively by arbitration in Seattle, Washington by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The Company and the Participant shall share equally all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 9(e).

(f)	Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Policy.

(g)	Entire Agreement. This Policy represents the entire agreement between the Participant and the Company and its affiliates with respect to the Participant’s severance rights except where the Company has entered into an employment agreement or a management retention agreement with an Participant, including, but not limited to, an agreement that become applicable if the Company experiences a potential change of control or a change of control. In situations in which those agreements are applicable, then, except as otherwise provided for in such agreements, the individuals covered by those agreements are not covered by this Policy. This Policy supersedes and replaces in its entirety any prior severance policies of the Company applicable to the Participants, including, but not limited to, prior versions of this Policy.

(h)	Tax Withholding. Notwithstanding anything in this Policy to the contrary, the Company shall withhold from any amounts payable under this Policy all federal, state, city or other taxes as are legally required to be withheld.

(i)	Severability. In the event any provision of the Policy shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Policy, and the Policy shall be construed and enforced as if the illegal or invalid provision had not been included.